                                                                    Exhibit 99.1

NetRatings, Inc.                  Jennifer Cohn            (650) 470-4226
                                  Jack Lazar               (408) 941-2958
Jupiter Media Metrix, Inc.        Susan Hickey             (917) 534-6479


             NETRATINGS AND JUPITER MEDIA METRIX MUTUALLY TERMINATE
                              ACQUISITION AGREEMENT

Milpitas, Calif. and New York, NY--Feb. 19, 2002--NetRatings, Inc. (Nasdaq:
NTRT) and Jupiter Media Metrix, Inc. (Nasdaq: JMXI) jointly announced today that they have mutually agreed to terminate their Oct. 25, 2001 acquisition agreement and related loan and security agreement.

The companies' actions come after extensive discussions with the staff of the Federal Trade Commission (FTC). The FTC staff has indicated that it would strongly recommend that the FTC challenge the loan and security agreement that the companies entered into in conjunction with the acquisition agreement. The FTC staff also rejected alternative loan structures proposed by the companies. Additionally, the FTC staff has indicated that it would recommend that the FTC challenge the acquisition and seek a preliminary injunction enjoining consummation of the acquisition.

Both Mr. David Toth, chief executive officer of NetRatings, and Mr. Robert Becker, chief executive officer of Jupiter Media Metrix, disagree with the FTC staff's conclusions regarding the loan and security agreement as well as the competitive impact of the acquisition. Mr. Becker added that without the benefit of the loan agreement, Jupiter Media Metrix was not in a position to contest the FTC in a lengthy court challenge.

The decision to mutually terminate the acquisition agreement does not require either company to pay a breakup fee, and each company will bear its own acquisition-related expenses.

In connection with the announcement of its proposed acquisition of Jupiter Media Metrix, NetRatings also announced that it had agreed to purchase the interests of ACNielsen eRatings.com that it does not currently own. The eRatings transaction is subject to customary closing conditions as well as completion of the Jupiter Media Metrix acquisition. At this time, the parties to the eRatings transaction have not determined whether that transaction will proceed and, if it does, whether or not it will be consummated without modification in its terms.

About NetRatings, Inc.

NetRatings, Inc. (www.netratings.com) is a leading provider of Internet audience measurement information and analysis. Its technology driven products and services enable customers to make informed business-critical decisions regarding their Internet media and commerce strategies. NetRatings has strategic relationships with both Nielsen Media Research, the leading source of television audience measurement and related services in the U.S. and Canada, and ACNielsen, a leading provider of market research information and analysis to the consumer products and services industries.

                                     -more-

About Jupiter Media Metrix

Jupiter Media Metrix is the global leader in Internet and new technology analysis and measurement. The Company delivers innovative and comprehensive Internet measurement, analysis and events to provide businesses with unmatched global resources for understanding and profiting from the Internet. Jupiter Media Metrix brings together world-class, innovative and market-leading products, services, research methodologies and people. Jupiter Media Metrix services include Media Metrix, AdRelevance, Jupiter Research and Site Measurement. The Company is headquartered in New York City.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties include, among others:

     . Risks associated with the conditions to the closing of the ACNielsen eRatings.com transaction and the fact that certain conditions will not be met as to the transaction

     . Risks associated with the successful integration of ACNielsen eRatings.com and the realization of the anticipated benefits of the ACNielsen eRatings.com transaction

Additional information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10K for the year ended December 31, 2000 and its quarterly report on form 10Q for the three month period ended September 30, 2001 including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge, in the manner described above. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

For additional information about the risks that may affect Jupiter Media Metrix' future business and financial results, refer to the company's Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the SEC on April 2, 2001, and the company's quarterly reports on Form 10-Q that are filed with the SEC. Jupiter Media Metrix undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

                                       ###